EXHIBIT 99.3

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations (In thousands, except share and per share amounts or unless otherwise noted)

The following discussion should be read in conjunction with the consolidated financial statements for the years ended December 31, 2008, 2007, and 2006, included in Item 8 of this Form 10-K.

OVERVIEW

2008 Summary

The year 2008 was a record year for us in many ways. The financial results are highlighted by:

•	$1,912,704 of revenue.

•	$43,632 in net income and earnings per share of $1.14, after giving effect to a pre-tax $62,295 goodwill impairment. See Note – 6 Goodwill and Other Intangible Assets.

•	Our year-end 2008 cash balance of $207,864 contributed to $188,543 of cash provided by continuing operating activities.

We achieved these successes as a result of building a new management team over the past two years, leveraging our 2007 acquisitions, and successfully executing on two large diameter cross country pipeline construction projects and one significant EPC project in the U.S. Over the past two years, we have created $341,868 of stockholder’s equity. These accomplishments reinforce our commitment to deliver value to our stockholders as well as our customers.

Our CEO, Randy Harl, joined Willbros in January 2006; followed shortly thereafter in August 2006, by our CFO, Van Welch. This was the starting point of enhancing the management team to make it more scalable as the Company grew from revenue of $543,259 during 2006 to $1,912,704 during 2008; over 3 ½ times the 2006 level. After strengthening the Company’s financial position in late 2006 through a private equity offering of $48,748 and amending the existing credit facility, 2007 became a year of transition. Noteworthy 2007 transition events include the sale of the Nigeria assets and operations in February; completing the negotiations leading to the final May 2008 settlement with the DOJ and SEC; the acquisitions of Midwest in July and InServ in November; and the creation of a more robust, less expensive credit facility in November. The new management team was successful in removing uncertainties associated with past irregularities in Nigeria and building a scalable foundation for growth in 2008. At the end of 2007, backlog was at a record level of $1,305,441.

In July 2007, we acquired Midwest to provide an entry point into the Canada large diameter pipeline construction market. During 2008, the Canada Pipeline operations provided $182,037 of revenue and are positioned to take advantage of additional work in 2009. In November 2007, we acquired InServ and formed a new Downstream Oil & Gas business segment. Downstream Oil & Gas’ 2008 revenues were $367,075. Downstream Oil & Gas continues to perform as expected and is the catalyst for our shift to a company more focused on providing services.

In our legacy business, we had three significant projects in 2008. Two cost reimbursable plus fixed fee contract types and one lump sum EPC project. The Southeast Supply Header (“SESH”) Project commenced in late 2007. As of December 31, 2008, total project revenue was $423,604; $358,830 was recognized in 2008. Another large diameter pipeline project, the MidContinent Express Project (“MEP”), contributed $145,820 of revenue in 2008. The Guardian Expansion and Extension Project (“Guardian”) was our largest lump sum EPC contract in 2008, generating $137,780 of revenue with an appropriate risk-adjusted margin.

2009 - Our Current Challenge

Continuing to deliver value to our stockholders and our customers in 2009 will be very challenging. We find ourselves in the midst of a significant economic dislocation, the impacts of which are already observable in severe commodity price declines. Oil traded at $137.11, an all time high in July 2008. As of February 2009, oil was at $38.94, a 71.6% decline from the 2008 high point. The result has been a rapid decline in the North American rig counts and capital budget reductions by many E&P, midstream, and downstream oil and gas companies. The shrinking market will present new challenges and opportunities for us.

We are positioned to capitalize on the opportunities because of the organizational and process changes that we have made over the past two years. Early in the fourth quarter of 2008, our Upstream Oil & Gas business segment’s engineering workload began to experience the effects of a reduction in market demand. Engineering-related services have generally been a leading indicator of engineering and construction market changes. As a result of Upstream engineering’s fourth quarter decline, we took steps to right-size our business segments and develop a strategy to realign our cost structure such that we could be responsive to our customers’ needs in a down-cycle market. We reduced annual Upstream segment and Corporate G&A costs by $6,337 and $2,414, respectively. A charge of approximately $1,700 was recorded as the cost of making these changes.

We continue to monitor, identify and take action on any non-productive costs that would adversely impact our liquidity and ability to execute our development strategies. However, our primary objective is to develop a cost structure that is compatible with our customers’ needs such that we can continue to develop our business in a different economic environment as compared to the past two years. We have completed or are in the process of completing the following:

•	Internally shifting people and assets among our business segments to address the shifting customer demands;

•	Working with our primary material suppliers and subcontractors to jointly develop a lower cost structure;

•	Identifying and reducing labor cost escalations that occurred as a result of the previous energy construction market imbalance where demand was exceeding supply;

•
Continuing to pursue our business strategy and leverage a strong balance sheet and cash position.  As of December 31, 2008, we have $207,864 of cash, cash equivalents, and $50,000 of capacity under our revolving loan facility. This liquidity will allow us to continue our pursuit of:

o	Growing our pipeline manage and maintain service area,

o	Expanding our Downstream Oil & Gas service offering in Canada,

o	Targeting risk-adjusted opportunities in the Middle East and North Africa, and

o	Increasing our government contracting focus.

We believe there will be opportunities in today’s market for the companies who can respond quickly to their customers’ needs for a price point more consistent with the price of oil and gas in today’s market.

Our Strategy

We apply our core value system to everything we do; and those values provide the foundation for our strategy and execution. Our core values are:

•	Safety,

•	Honesty & integrity,

•	Our people,

•	Our customers,

•	Superior financial performance,

•	Vision & innovation, and

•	Effective communication.

We work diligently to apply these values everyday and use them to guide us in the execution of our strategy. We believe by allowing our values to drive the achievement of our strategic goals, we will increase stockholder value by leveraging our competitive strengths to focus on positioning ourselves for sustained long-term earnings growth. Key elements of our strategy are as follows:

Focus on Managing Risk

We have implemented a core set of business conduct, practices and policies which have fundamentally improved our risk profile. Examples of our risk management execution include increasing our activity levels in lower risk countries, diversifying our service offerings and end markets, practicing rigorous financial management and limiting contract execution risk. Risk management is emphasized throughout all levels of the organization and covers all aspects of a project from strategic planning and bidding to contract management and financial reporting.

•
Focus resources in markets with the highest risk-adjusted return. We believe North America continues to offer us highly attractive risk-adjusted returns and the majority of our resources are focused on North America. In spite of the current economic dislocation, we believe targeted areas in North America will provide significant opportunities. More specifically, the monetization of previously developed oil and gas reserves requires connectivity to the end markets; and the ongoing development of unconventional shale gas plays is expected to provide new work in 2009 and beyond. Even though we are heavily concentrated in North America, we continue to seek international opportunities which can provide superior, more diversified risk-adjusted returns and believe our extensive international experience is a competitive advantage. We relocated our President of International Operations to Muscat, Oman to expand our Middle East operations into UAE and Saudi Arabia.  Additionally, we have opened an office in Libya.  We believe that markets in North Africa and the Middle East, may offer attractive opportunities for us in the future given mid and long-term industry trends.

•
Maintain a conservative contract portfolio. While we will continue to pursue a balanced contract portfolio, current market dynamics suggest we may be entering a period of increased fixed price contracting opportunities. We believe our fixed price execution experience, our current efforts to realign our cost structure to the rapidly changing market, our improved systems, and focus on risk management, provide us a competitive advantage versus many of our competitors.

Leverage Industry Position and Reputation into a Broader Service Offering

We believe the global energy infrastructure market will continue to provide opportunities. The challenge will be to identify and focus on the critical few projects with a high probability of moving forward in the near term. We believe our core capabilities can be expanded beyond our current offerings and markets; and we are selectively evaluating these prospects. Our established platform and track record position us to expand our expertise into a broader range of related service offerings. We intend to leverage our project management, engineering and construction skills to establish additional service offerings, such as instrumentation and electrical services, turbo-machinery services, environmental services and pipeline system integrity services. We believe that over time, a more balanced mix of recurring services, such as program management and maintenance services, and capital projects will enhance the earnings profile of our business.

Additionally, we intend to pursue selective strategic acquisitions to complement our organic expansion strategies and to minimize our dependence on the cyclical large-diameter cross-country pipeline construction market. We began this process in 2007 with the InServ and Midwest acquisitions that expanded our service offerings as well as the geographies where we deliver those services. Our November 2007 acquisition of InServ complemented our service offerings in the midstream market. Our July 2007 acquisition of Midwest significantly enhanced our presence in mainline pipeline construction in Western Canada. We believe that companies with strong balance sheets and liquidity positions will have opportunities to acquire assets and companies in today’s uncertain market.

Maintain Financial Flexibility

Maintaining the financial flexibility to meet the material, equipment and personnel needs to support our project commitments, as well as the ability to pursue our expansion and diversification objectives is critical to our growth. We view financial strength and flexibility as a fundamental requirement to fulfilling our strategy. As of December 31, 2008, we had cash, cash equivalents and borrowing capacity of $257,864 comprised of cash and cash equivalents of $207,864 and unutilized cash borrowing capacity of $50,000 under our revolving credit facility to address our current capital requirements with no short-term borrowings or commercial paper outstanding. For the year ended December 31, 2008, we increased our working capital position, for continuing operations, by $83,026 (41.5 percent) to $283,089 from $200,063 at December 31, 2007. In addition, our $150,000 senior secured revolving credit facility (the “Credit Facility”) provides us additional financial flexibility in the form of $50,000 in cash borrowing capacity to pursue our growth strategy. The combination of our strong cash position, the borrowing availability under our existing Credit Facility, and our future cash flow from operations will allow us to focus on the highest return projects available during uncertain economic times as well as pursue our strategy of diversification as opportunities present themselves. The limited availability of credit in the market has not affected our credit facility; nor do we believe that it will impact our ability to access surety bonding in the future.

Leverage Core Service Expertise into Additional Full EPC Contracts

Our core expertise and service offerings allow us to provide our customers with a single source EPC solution which creates greater efficiencies to the benefit of both our customers and our company. As one of the few pipeline constructors with engineering capabilities, we believe we are uniquely positioned to provide this integrated service to our customers. In performing integrated EPC contracts, we establish ourselves as overall project managers from the earliest stages of project inception and are therefore better able to efficiently determine the design, permitting, procurement and construction sequence for a project in connection with making engineering decisions. Our customers benefit from a more seamless execution; while for us, these contracts often yield higher profit margins on the engineering and construction components of the contract compared to stand-alone contracts for similar services. Additionally, this contract structure allows us to deploy our resources more efficiently and capture the engineering, procurement and construction components of these projects.

Significant Business Developments

In 2008, we made significant progress to further position Willbros as a leader in the engineering and construction industry, and continue to do so. A recap of recent initiatives include the following:

•	The quality of our execution on one of our largest pipeline construction projects in Canada has positioned us to negotiate potential additional work with this customer.

•
Additionally in Canada we are leveraging our strong in-country presence in combination with our downstream oil and gas capabilities to more actively pursue downstream oil and gas opportunities, including above ground storage tanks and process heaters.

•
We have added experienced senior operating and business development resources to our pipeline manage and maintain business and restructured the group to increase coordination amongst our engineering, program management and construction capabilities to provide our customers a more integrated service solution.

•	Our efforts to pursue new business in the Middle East and North Africa are expected to result in the award of our first contract in Libya.

•
We significantly increased our ability to pursue and execute government contracts with the addition of more operating level leadership and greater cross utilization of our existing construction and program management capabilities.

While individually these business initiatives were relatively modest contributors to our 2008 results, we believe that the groundwork is in place for each of these expanded service lines to enhance our future performance.

In addition to putting in place important capabilities to expand and support growth, we also made substantial progress towards operational and financial improvements to our business model, preparing us for the challenges of the current market environment. We have worked diligently to stay ahead of the curve, staying focused on important process and system improvements designed to keep the business best positioned for prevailing market conditions. These actions include:

•	Improving our strategic planning process to better align our resources with both current opportunities and long term growth objectives;

•
Redirecting our sales process to most efficiently target the right customers with the right opportunities for Willbros to deliver integrated solutions, which we believe offer our customers superior value;

•	Investing in system and process improvements to increase the value we deliver to our customers including:

o	Delivering lower costs through improved procurement processes and procedures,

o	Reinforcing our project execution skills, particularly as we begin to see a shift toward more fixed price contracts,

•	Reduced our effective tax rate to 37.2%; and

•	Initiating the reorganization of the Company from a Panama holding company structure to a Delaware holding company structure which was approved by the stockholders on February 2, 2009.

Significant Subsequent Project Awards

During the first quarter of 2009, we have been awarded two significant projects that will add approximately $180,600 to our backlog. The Texas Independence Pipeline (“TIPS”) is approximately 143 miles of 42” pipeline and construction and will commence in early March. In addition to TIPS, we have verbal commitment and are in the final negotiations with NCRA to extend our current contract for program management services associated with portions of the planned Heavy Crude Expansion Project and related major capital projects for NCRA in McPherson, Kansas.

Goodwill Impairment

In the fourth quarter of 2008, we recorded a non-cash charge totaling $62,295 for our Downstream Oil & Gas segment for the impairment of goodwill. In accordance with SFAS No. 142 – Goodwill and Other Intangible Assets, we performed our required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of our businesses versus their book values. The test indicated that the book value for Downstream Oil & Gas goodwill exceeded its fair value. The impairment charge was primarily driven by sustained adverse conditions in the equity markets, which negatively impacted the market capitalization of almost all public companies, including our own, and is in turn, regarded as an indicator of an adverse change in the business climate. Our stock reached a low of $5.38 per share in the fourth quarter of 2008 as compared to a high of $44.30 in the preceding quarter, a $38.92 decrease (88.0 percent). The charge reduces goodwill recorded in connection with the acquisition of InServ in November 2007 and does not impact the company’s business operations.

We believe this impairment does not represent a decrease in the operational value of our Downstream Oil & Gas segment. Excluding the goodwill impairment, Downstream Oil & Gas’s operational and financial performance has met or exceeded our pre-acquisition expectations, and we expect this to be the case in 2009 and beyond. Downstream Oil & Gas continues to allow us to provide a more diverse service offering and reduces our dependence on large diameter cross country pipeline construction activity.

Financial Summary

Results and Financial Position

In 2008, we completed our most profitable year in history. We delivered a net income from continuing operations of $40,875 or $1.07 per basic and $1.05 per diluted share on revenue of $1,912,704. This compares to a net loss from continuing operations of $30,537 or $1.04 per share on revenue of $947,691 for the year ended December 31, 2007.

Revenue for 2008 increased $965,013 (101.8 percent) to $1,912,704 from $947,691 in 2007. Following are the key components of the increase in revenue:

•
Commencement of work on new engineering and pipeline construction projects in the United States in addition to the carryover of existing projects commencing late in 2007 and during the first quarter of 2008; and

•	Revenue of $367,075 in 2008 from the Downstream Oil & Gas segment.

Operating income for 2008 increased $58,719 (529.8 percent) to $69,802 from $11,083 in 2007, and operating margin increased 2.5 percent to 3.6 percent in 2008 from an operating margin of 1.2 percent in 2007. The operating income increase is a result of the increase in contract income of $160,600 (157.5 percent) as compared to 2007, partially offset by the increase in general and administrative (“G&A”) expenses of $92,205 (including goodwill impairment charge) and the increase in amortization of intangibles of $9,626.

Other, net improved $23,758 (95.4 percent) during 2008 as compared 2007. This net changed from an expense in 2007 to income in 2008 was primarily driven by a $7,694 gain recognized as a result of selling one of our fabrication facilities in Canada during 2008 and a loss on early extinguishment of debt of $15,375 related to the induced conversion of $52,450 of our 6.5% convertible notes in 2007.

The provision for income taxes for 2008 increased $11,439 (78.9 percent) to $25,942 on income from continuing operations before income taxes of $68,653 as compared to a provision for income taxes of $14,503 on a loss from continuing operations before income taxes of $13,824 in 2007. The increase in the provision for income taxes is due to improved operating results globally, thereby generating more taxable income in 2008 as compared to 2007. The increase was partially offset by the non-cash goodwill impairment charge of $62,295.

Working capital at December 31, 2008, excluding discontinued operations, increased $83,026 (41.5 percent) to $283,089 from $200,063 at December 31, 2007. The increase in working capital was primarily driven by an increase in cash and cash equivalents of $114,978, an increase in contract cost and recognized income not yet billed of $15,266; offset by a decrease in accounts receivable of $61,778.

Our debt to equity ratio at December 31, 2008, decreased to 0.27:1 from 0.35:1 at December 31, 2007. Our aggregate outstanding debt decreased $21,064 to $120,514 at December 31, 2008 from $141,578 at December 31, 2007, while we have increased our stockholders’ equity $41,158 to $442,556 at December 31, 2008 from $401,398 at December 31, 2007.

Consolidated cash flows provided in 2008, including discontinued operations, increased $59,735 (108.1 percent) to $114,978 from cash provided of $55,243 in 2007. Cash from operating activities increased in 2008 by $207,541 (1,314.1 percent) to $191,748 as compared to cash provided from $15,793 cash used in 2007. Cash used in investing activities in 2008 decreased $138,876 (92.2 percent) to $11,725 from cash used of $150,601 in 2007. Cash flows from financing activities in 2008 decreased $279,384 (127.4 percent) to cash used of $60,044 from cash provided of $219,340 in 2007. Cash decreased primarily from the effect of Canadian exchange rates in 2008 by $7,298; changing from $2,297 cash provided in 2007 to $5,001 cash used in 2008.

Other Financial Measures

Backlog

In our industry, backlog is considered an indicator of potential future performance because it represents a portion of the future revenue stream. Our strategy is focused on capturing quality backlog with margins commensurate with the risks associated with a given project.

Backlog consists of anticipated revenue from the uncompleted portions of existing contracts and contracts whose award is reasonably assured. At December 31, 2008, total backlog from continuing operations decreased $649,947 (49.8 percent) to $655,494 from $1,305,441 at December 31, 2007. There are three primary reasons for the lower backlog on December 31, 2008. The cancellation of $159,846 of backlog related to the MidContinent Express Project (“MEP”) caused a significant one-time decrease. This was a partial termination of the scope of work for this project. The fee associated with a cancelled portion of this project was contractually due and remains in backlog. For additional information regarding the MEP backlog reduction, see Note 15 – Contingencies, Commitments and Other Circumstances in Item 8 of this Form 10-K – Financial Statements and Supplementary Data.

The other two reasons for the backlog reduction relate to the changing business environment. Our pipeline construction services contracting has experienced a return to a historical North America contracting model that is characterized by competitive fixed price bids and short time periods from project bid to execution; the exception would be the large EPC contracts that can span more than one year. The last two years have been somewhat of an anomaly. During this period, we have seen a substantial increase in our backlog and a shift to cost-reimbursable type contracts as our customers sought to ensure capacity in advance of commencing scheduled projects. Our record backlog as of December 31, 2007 benefitted from North America customers locking in construction capacity well in advance. For example, the MEP contract was negotiated in July 2007 and included in the third quarter of 2007 backlog. Work on MEP actually started over one year later. With the return to normalcy in the contracting environment, we expect to experience lower backlog numbers partially as a result of eliminating the much longer lead times between bidding and executing a project.

The third reason relates to the decline in the demand for our engineering services. Preliminary engineering work for customers has resulted in obtaining several significant EPC projects over the past two years. This activity has dramatically slowed down. Over the past five months, several new EPC projects that were actively being developed by our Upstream Oil & Gas business segment, have been delayed by customers to allow additional time to evaluate the changes in the market.

Cost reimbursable contracts comprised 84.0 percent of backlog at December 31, 2008 versus 74.9 percent of backlog at December 31, 2007. We expect that approximately $599,785 or about 91.5 percent, of our existing total backlog at December 31, 2008, will be recognized in revenue during 2009.

There was no backlog for discontinued operations at December 31, 2008 and December 31, 2007, respectively.

We believe the backlog figures are firm, subject only to the cancellation and modification provisions contained in various contracts. Additionally, due to the short duration of many jobs, revenue associated with jobs performed within a reporting period will not be reflected in quarterly backlog reports. We generate revenue from numerous sources, including contracts of long or short duration entered into during a year as well as from various contractual processes, including change orders, extra work, variations in the scope of work and the effect of escalation or currency fluctuation formulas. These revenue sources are not added to backlog until realization is assured.

The following table shows our backlog by operating segment as of December 31, 2008 and 2007:

	Year Ended December 31,
	2008		2007
	Amount	Percent	Amount	Percent

Upstream Oil & Gas	$484,068	73.8%	$1,105,795	84.7%
Downstream Oil & Gas	171,426	26.2%	199,646	15.3%
Total backlog	$655,494	100.0%	$1,305,441	100.0%

EBITDA from Continuing Operations

We have updated our definition of EBITDA (earnings before net interest, income taxes, depreciation, amortization, and impairment of intangible assets) to include impairment of intangible assets as part of our overall assessment of financial performance by comparing EBITDA between reporting periods. We believe that EBITDA is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. EBITDA from continuing operations for 2008 increased $172,351 to $183,047 from $10,696 in 2007. The increase in EBITDA during 2008 is primarily a result of increased net income. The primary factor driving increased net income is increased contract income of $172,907 (excluding depreciation) resulting from the growth of our project activity level and the execution of those projects. The increase in contract income (excluding depreciation) reflects an increase in contract margin of 2.8 percentage points to 15.2 percent at December 31, 2008, from 12.4 percent at December 31, 2007. The $11,439 increase in the provision for income taxes is primarily due to our improved operating results in the U.S. thereby resulting in more taxable income during 2008. The increase in depreciation and amortization is primarily a result of capital additions and capital expenditures in late 2007 and through 2008 to support the growth of our business and project activity levels. Additionally, 2008 includes $10,420 of amortization of other intangible assets and a $62,295 goodwill impairment charge related to our acquisition of InServ in the fourth quarter of 2007.

A reconciliation of EBITDA to GAAP financial information can be found in Item 6 “Selected Financial Data” of this Form 10-K.

Discontinued Operations

For the year ended December 31, 2008, income from Discontinued Operations was $2,757 or $0.06 per diluted share. This compares to a loss from Discontinued Operations of $21,414 or $0.73 per basic share for the year ended December 31, 2007.

At the time of the February 7, 2007 sale of its Nigeria assets and operations, we had four letters of credit outstanding totaling $20,322 associated with Discontinued Operations (the “Discontinued LC’s”). In the third quarter of 2008, substantially all of our letters of credit related to our former operations in Nigeria expired, with only one $123 letter of credit remaining outstanding.

Transition Services Agreement

The TSA expired on February 7, 2009 which ended our obligation to provide any further support or other services to Ascot in West Africa or otherwise.

Insurance Recovery

During the twelve months ended December 31, 2008, income from Discontinued Operations included two pre-Nigeria sale insurance claim recoveries of $850 and $2,154 for events of loss we suffered prior to the sale of its Nigeria operations.

Additional financial disclosures on Discontinued Operations are provided in Note 17 – Discontinuance of Operations, Asset Disposals, and Transition Services Agreement.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Revenue

A number of factors relating to our business affect the recognition of contract revenue. We typically structure contracts as unit-price, time and materials, fixed-price or cost plus fixed fee. We believe that our operating results should be evaluated over a time horizon during which major contracts in progress are completed and change orders, extra work, variations in the scope of work and cost recoveries and other claims are negotiated and realized. Revenue from unit-price and time and materials contracts is recognized as earned.

Revenue for fixed-price and cost plus fixed fee contracts is recognized using the percentage-of-completion method. Under this method, estimated contract income and resulting revenue is generally accrued based on costs incurred to date as a percentage of total estimated costs, taking into consideration physical completion. Total estimated costs, and thus contract income, are impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, client needs, client delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project's completion and thus the timing of revenue recognition. Certain fixed-price and cost plus fixed fee contracts include, or are amended to include, incentive bonus amounts, contingent on accomplishing a stated milestone. Revenue attributable to incentive bonus amounts is recognized when the risk and uncertainty surrounding the achievement of the milestone have been removed. We do not recognize income on a fixed-price contract until the contract is approximately five to ten percent complete, depending upon the nature of the contract. If a current estimate of total contract cost indicates a loss on a contract, the projected loss is recognized in full when determined.

We consider unapproved change orders to be contract variations on which we have customer approval for scope change, but not for price associated with that scope change.  Costs associated with unapproved change orders are included in the estimated cost to complete the contracts and are expensed as incurred. We recognize revenue equal to cost incurred on unapproved changed orders when realization of price approval is probable and the estimated amount is equal to or greater than the cost related to the unapproved change order.  Revenue recognized on unapproved change orders is included in contract costs and recognized income not yet billed on the balance sheet. Revenue recognized on unapproved change orders is subject to adjustment in subsequent periods to reflect the changes in estimates or final agreements with customers.

We consider claims to be amounts that we seek or will seek to collect from customers or others for customer-caused changes in contract specifications or design, or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers on both scope and price changes. Revenue from claims is recognized when agreement is reached with customers as to the value of the claims, which in some instances may not occur until after completion of work under the contract.  Costs associated with claims are included in the estimated costs to complete the contracts and are expensed when incurred.

Income Taxes

We account for income taxes in accordance with Statements of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS No. 109”). This standard takes into account the differences between financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. The provision or benefit for income taxes and the annual effective tax rate are impacted by income taxes in certain countries being computed based on a deemed profit rather than on taxable income and tax holidays on certain international projects.

Goodwill and Other Intangible Assets

We apply the Statements of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”) and Statements of Financial Accounting Standards No. 142, “Accounting for Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires the use of the purchase accounting method for business combinations and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 stipulates a non-amortization approach to account for purchased goodwill and certain intangible assets with indefinite useful lives. It also requires at least an annual impairment test by applying a fair-value-based test. Intangible assets with finite lives continue to be amortized over their useful lives. The useful life of an intangible asset to an entity is the period over which the asset is expected to contribute directly or indirectly to the future cash flows of that entity.

Goodwill - Goodwill represents the excess of purchase price over fair value of net assets acquired. We perform an annual test for impairment during the fourth quarter of each fiscal year and more frequently if an event or circumstance indicates that impairment may have occurred. We perform our required annual impairment test for goodwill using a discounted cash flow analysis supported by comparative market multiples to determine the fair values of its businesses versus their book values. When a possible impairment for an operating segment is indicated, the implied fair value of goodwill is tested by comparing the carrying amount of net assets of the operating segment excluding goodwill to the total fair value. When the carrying amount of goodwill exceeds its implied fair value, an impairment charge is recorded. Sustained adverse conditions in the equity markets, which negatively impacted the market capitalization of almost all public companies, including our own, led to a goodwill impairment charge totaling $62,295 for our Downstream Oil & Gas segment. This is in turn regarded as an indicator of an adverse change in the business climate. We will continue to monitor the carrying value of our goodwill. The principal factors used in the discounted cash flow analysis requiring judgment are the projected results of operations, weighted average cost of capital (WACC), and terminal value assumptions. The WACC takes into account the relative weights of each component of our consolidated capital structure (equity and debt) and represents the expected cost of new capital adjusted as appropriate to consider lower risk profiles associated with longer term contracts and barriers to market entry. The terminal value assumptions are applied to the final year of the discounted cash flow model. Due to the many variables inherent in the estimation of a business’s fair value and the relative size of our recorded goodwill, differences in assumptions may have a material effect on the results of our impairment analysis.

Other intangible assets – We do not have any other intangible assets with indefinite useful lives. We do have other intangible assets with finite lives. These other intangible assets consist of customer relationships and backlog recorded in connection with the acquisition of InServ in November 2007. The value of existing customer relationships was recorded at the estimated fair value determined by using a discounted cash flow method. Such acquired customer relationships have a finite useful life and will therefore be amortized over the estimated useful life of the relationships. Additionally, we were able to assign value to backlog purchased in the acquisition. The existing backlog at the time of the acquisition was recorded at its fair value and is being amortized over the useful life of the contracts.

RESULTS OF OPERATIONS

Our contract revenue and contract costs are significantly impacted by the capital budgets of our clients and the timing and location of development projects in the oil, gas and power industries worldwide. Contract revenue and cost vary by country from year-to-year as the result of: (a) entering and exiting work countries; (b) the execution of new contract awards; (c) the completion of contracts; and (d) the overall level of demand for our services.

Our ability to be successful in obtaining and executing contracts can be affected by the relative strength or weakness of the U.S. dollar compared to the currencies of our competitors, our clients and our work locations.

Fiscal Year Ended December 31, 2008 Compared to Fiscal Year Ended December 31, 2007

Contract Revenue

Contract revenue increased $965,013 (101.8 percent) to $1,912,704 from $947,691 due to increases across both segments. A year-to-year comparison of revenue is as follows:

	Year Ended December 31,
	2008	2007	Increase	Percent Change

Upstream Oil & Gas	$1,545,629	$923,870	$621,759	67.3%
Downstream Oil & Gas	367,075	23,821	343,254	1,441.0%
Total	$1,912,704	$947,691	$965,013	101.8%

Upstream Oil & Gas revenue increased $621,759 (67.3 percent) to $1,545,629 from $923,870 in 2007. The increase in revenue is primarily a result of increased 2008 business activity in the United States of $489,911 comprised of $445,728 attributable to two major projects that started in 2008; one major EPC project continued from 2007 that provided $129,723 of revenue in 2008; an increase in facility work of $16,809 and an increase in engineering services of $52,997, offset by a decrease of $155,346 related to projects that were completed in 2007 or early 2008. Canada revenue increased $142,692 in 2008 due to an increase of $163,273 for pipeline construction related to our July 2007 acquisition of Midwest; an increase of $19,818 for fabrication and field services; and a decrease of $40,399 for facilities construction as a major facilities project was completed in early 2008. Oman revenue decreased $5,272 in 2008 which is primarily attributable to a decrease in oilfield services.

Downstream Oil & Gas revenue increased $343,254 (1,441.0 percent) as a result of 2008 representing a full 12 months of activity, while 2007 represented only the 41 day period from November 20, 2007 through December 31, 2007 subsequent to the acquisition of InServ.

Operating Income

Segment operating income increased $36,719 (111.0 percent) to $69,802 from $33,083 in 2007. A year-to-year comparison of operating income is as follows:

	Year Ended December 31,
	2008	Operating Margin %	2007(1)	Operating Margin %	Change	Percent Change

Upstream Oil & Gas	$108,881	7.0%	$32,413	3.5%	$76,468	235.9%
Downstream Oil & Gas	(39,079)	(10.6)%	670	2.8%	(39,749)	(5,932.7)%
Total	$69,802	3.6%	$33,083	3.5%	$36,719	111.0%

(1)
This table does not reflect government fines of $22,000 in 2007 which is included in consolidated operating results. Government fines were characterized as a Corporate expense and are not allocated to the reporting segments.

Upstream Oil & Gas operating income increased $76,468 (235.9 percent) to $108,881 from an operating income of $32,413 in 2007. The increase in operating income is the result of previously discussed revenue increases with increasing margins for the segment. Slightly higher margins in the United States combined with a significant increase in revenue accounted for the majority of the increase in operating income. Due to an increase in volume on pipeline work related to the acquisition of Midwest, margins in Canada improved. In 2008, margins in Oman were higher when compared to the prior year. In addition, we attained a favorable mix variance of higher margin EPC projects as well as overall increased activity. The strong beginning backlog of EPC projects with Marathon and CNYO&G (Inergy), settlement of Cheniere change orders in 2008, along with additional booking and execution of EPC work for Double Eagle and CNYO&G during 2008 all contributed to the improved operating income. Also impacting operating income year-over-year was an increase for depreciation expense, reflecting additional capital investment in heavy equipment, and an increase in G&A necessary to support the increased level of business activity for the segment.  Overall our contract margin increased 1.7 percent to 12.4 percent in 2008 as compared to 10.7 percent in 2007, while G&A as a percentage of revenue decreased 1.8 percent to 5.4 percent in 2008 from 7.2 percent in 2007.

Downstream Oil & Gas operating income decreased $39,749 (5,932.7 percent) as a result of the goodwill impairment charge of $62,295. Additionally, 2008 results represent a full 12 months of activity, while 2007 represented only the 41 days of operating results of InServ subsequent to its acquisition in November 2007. These results also include charges of $10,420 and $794 in 2008 and 2007, respectively for the amortization of intangibles acquired. Excluding the effects of the goodwill impairment charge, Downstream Oil & Gas’ operating income exceeded our expectations.

Non-Operating Items

Interest, net expense increased $2,977 (49.2 percent) to $9,032 from $6,055 in 2007. The increase in net expense is primarily a result of $2,008 of decreased interest income earned on cash and cash equivalents. Additionally, interest expense increased $969 primarily due to increased capital lease obligations due to significant additions of capital equipment obtained through capital leases throughout late 2007 and 2008, partially offset by reduced interest expense as a result of the conversion of $63,093 in aggregate principal amount of the 2.75% and 6.5% senior convertible notes in 2007 and 2008.

Other, net increased $11,360 (326.7 percent) to a net income of $7,883 from net expense of $3,477 in 2007. The increase was primarily a result of selling one of our fabrication facilities located in Edmonton, Alberta, Canada, which resulted in a gain on sale of $7,694.

Loss on early extinguishment of debt decreased $15,375 (100.0 percent) to $0 in 2008. The loss on early extinguishment of debt in 2007 is directly attributable to the induced conversion of $52,450 of aggregate principal of our 6.5% Senior Convertible Notes in which the entire loss was recognized in the second quarter of 2007.

Provision for income taxes increased $11,439 (78.9 percent) to $25,942 from $14,503 in 2007. During 2008, we recognized $25,942 of income tax expense on income from continuing operations before income taxes of $68,653 (an effective tax rate of 37.2 percent) as compared to income tax expense of $14,503 on a loss from continuing operations before income taxes of $13,824 in 2007. The increase in the provision for income taxes is due to improved operating results, thereby generating more taxable income in 2008 as compared to 2007. The circumstances that resulted in recording a tax provision on losses during 2007 were primarily due to expenses in Panama that received no tax benefit. These charges include $22,000 in government fines and a $15,375 loss on early extinguishment of debt.

Income (Loss) from Discontinued Operations, Net of Taxes

Income (Loss) from discontinued operations, net of taxes increased $24,171 (112.9 percent) to income of $2,757 from a loss of $21,414 in 2007. Income during 2008 consists of two pre-Nigeria sale insurance claim recoveries totaling $3,004 for events of loss we suffered prior to the sale of our Nigeria operations. Additionally, we have recognized $1,543 of additional cumulative gain on the sale of Nigeria assets and operations in 2008. The additional gain is the result of an aggregate amount of $19,759 of letters of credit expiring, for which the fair value of $1,543 of the letters of credit was reserved against the gain at the sale date. The income from the insurance recovery and additional gain on sale are partially offset by the net expenses of the TSA. The loss incurred during the same period in 2007 was primarily from 38 days of Nigeria operations prior to its sale on February 7, 2007 and the government fine of $10,300 related to profit disgorgement recognized during the third quarter of 2007. In 2008, cash provided by operating activities of Discontinued Operations increased $1,554 (94.1 percent) to cash provided of $3,205 from $1,651 during the same period in 2007.

Fiscal Year Ended December 31, 2007 Compared to Fiscal Year Ended December 31, 2006

Contract Revenue

Contract revenue increased $404,432 (74.4 percent) to $947,691 from $543,259 due to increases across both segments. A year-to-year comparison of revenue is as follows:

	Year Ended December 31,
	2007	2006	Increase	Percent Change

Upstream Oil & Gas	$923,870	$543,259	$380,611	70.1%
Downstream Oil & Gas	23,821	N/A	23,821	100.0%
Total	$947,691	$543,259	$404,432	74.4%

Upstream Oil & Gas revenue increased $380,611 (70.1 percent) to $923,870 from $543,259 in 2006. The increase in revenue is primarily a result of increased 2007 business activity in the United States of $271,662, of which $210,375 was attributable to three major projects that started in 2007; an increase in engineering services of $60,620, an increase in facility work of $39,025, offset by a decrease of $40,363 related to projects that completed in 2006 or early 2007. Canadian revenue increased $87,925 in 2007 due to an increase of $50,163 for major projects, an increase of $17,624 for a pipeline construction project attributable to the Midwest acquisition made during the third quarter of 2007 and an increase of $16,798 for fabrication and field services. Oman revenue increased $21,024 in 2007 which is primarily attributable to an increase in oilfield construction services.

Downstream Oil & Gas revenue increased $23,821 as a result of revenues earned in the 41 day period from November 20, 2007 through December 31, 2007 subsequent to the acquisition of InServ.

Operating Income

Segment operating income increased $44,149 (399.0 percent) to $33,083 from an operating loss of $11,066 in 2006. A year-to-year comparison of operating income is as follows:

	Year Ended December 31,
	2007(1)	Operating Margin %	2006	Operating Margin %	Increase	Percent Change

Upstream Oil & Gas	$32,413	3.5%	$(11,066)	(2.0)%	$43,479	(392.9)%
Downstream Oil & Gas	670	2.8%	N/A	N/A	670	100.0%
Total	$33,083	3.5%	$(11,066)	(2.0)%	$44,149	(399.0)%

(1)
This table does not reflect government fines of $22,000 in 2007 which is included in consolidated operating results. Government fines were characterized as a Corporate expense and are not allocated to the reporting segments.

Upstream Oil & Gas operating income increased $43,479 (392.9 percent) to $32,413 from an operating loss of $11,066 in 2006. The increase in operating income was a result of previously discussed revenue increases with increasing margins for the segment. Higher margins in the United States were partially offset by lower margins in Canada, while margins in Oman were consistent with the prior year. In addition, engineering services favorably impacted operating income as a result of the increased mix of our direct labor versus third party and subcontractor services. Also impacting operating income year over year was an increase for depreciation expense, reflecting additional capital investment in heavy equipment towards the end of 2006 and throughout 2007 and an increase in G&A necessary to support the increased level of business activity for the segment.

Downstream Oil & Gas operating income increased $670. The operating income was a result of 41 days of operating results of InServ subsequent to its acquisition in November 2007. These results include a charge of $794 for the amortization of intangibles acquired.

Non-Operating Items

Interest, net expense decreased $5,765 (48.8 percent) to $6,055 from $11,820 in 2006. The decrease in interest expense is due to reduced interest expense as a result of the conversion of $54,450 in aggregate principal amount of the 2.75% and 6.5% Senior Convertible Notes, partially offset by increased interest expense associated with capital lease additions of $48,454 in 2007. Interest income increased as a result of cash proceeds received from the sale of our Nigeria assets and operations of $105,568 and excess proceeds from our public offering completed in November 2007 that were not used for our acquisition of InServ.

Other, net income (expense) decreased $4,046 (711.1 percent) to an expense of $3,477 from income of $569 in 2006. The decrease in other, net is primarily a result of $1,071 related to the settlement of a vendor lawsuit that originated in 2003, $997 of registration delay payments associated with the registration rights agreement for the 6.5% Senior Convertible Notes, $750 of commitment fees related to a potential term loan that was not executed, and an increase in foreign exchange losses of $532.

Loss on early extinguishment of debt expense of $15,375 as a result of inducing conversion of $52,450 of aggregate principal of our 6.5% Senior Convertible Notes in May 2007. The loss on early extinguishment consisted of $12,720 of cash payments made to the note holders as an inducement to convert, $273 of other transaction costs and the write-off of $2,382 of debt issuance costs.

Provision for income taxes increased $12,195 (528.4 percent) to $14,503 from $2,308 in 2006. We recognized $14,503 of income tax expense on a loss from continuing operations before income taxes of $13,824 in 2007 as compared to income tax expense of $2,308 on a loss from continuing operations before income taxes of $22,317 in 2006. The increase in the provision for income taxes is due to improved operating results in the U.S. and Canada, thereby generating more taxable income in 2007 as compared to 2006. The Company incurred income tax expense while having a loss from continuing operations as a result of approximately $50,000 of losses incurred in Panama, where the Company is domiciled, that we were unable to offset against taxable income generated in the U.S. and Canada, and thus, received no tax benefit.

Loss from Discontinued Operations, Net of Taxes

Loss from discontinued operations, net of taxes decreased $61,988 (74.3 percent) to $21,414 from $83,402 in 2006. In 2007, the net loss from Discontinued Operations was comprised primarily of the charge of a settlement amount due to the SEC under an agreement in principle of $10,300, consisting of $8,900 for profit disgorgement plus $1,400 of pre-judgment interest thereon, and results of our Nigeria operations for 38 days prior to its sale. The profit disgorgement was specifically attributable to one of our Nigerian projects, and is therefore classified as discontinued operations. Additionally, the results from Discontinued Operations include the gain on the sale of our Nigeria assets and operations and 327 days of income for services provided under the TSA.

LIQUIDITY AND CAPITAL RESOURCES

Our objective in financing our business is to maintain the financial flexibility to meet the material, equipment and personnel needs to support our project commitments as well as the ability to pursue our expansion and diversification objectives. As of December 31, 2008, we had liquidity of $257,864 comprised of $207,864 in cash and $50,000 unutilized borrowing capacity under our 2007 Credit Facility. We anticipate that future cash flows from operations will be sufficient to fund our working capital and capital expenditures needs during 2009. During the twelve months ended December 31, 2008, we used cash in a variety of ways including working capital and capital expenditures.

Additional Sources and Uses of Capital

Public Offering and Acquisition of InServ

On November 20, 2007 we completed a public offering of our common shares from which we received approximately $253,707 in net proceeds. We used $208,925 of these proceeds to fund the cash portion of the purchase price for our acquisition of InServ. The remaining $44,782 of net proceeds represents an additional source of capital.

2007 Credit Facility

Concurrent with our public offering and the InServ acquisition we replaced our synthetic credit facility with a $150,000 senior secured revolving credit facility (“2007 Credit Facility”) that can be increased to $200,000 with approval of the administrative agent. We do not anticipate requesting this increase in 2009. The entire facility is available for performance letters of credit and 33 percent of the facility will be available for cash borrowings and financial letters of credit. See Item 8. “Financial Statements and Supplementary Data”, Note 9 – Long-term Debt for further discussion of the 2007 Credit Facility.

Cash Flows

Cash flows provided by (used in) continuing operations by type of activity were as follows for the twelve months ended December 31, 2008 and 2007:

	2008	2007

Operating activities	$188,543	$(17,444)

Investing activities	(11,725)	(150,601)

Financing activities	(60,044)	219,340

Statements of cash flows for entities with international operations that use the local currency as the functional currency exclude the effects of the changes in foreign currency exchange rates that occur during any given period, as these are non-cash charges. As a result, changes reflected in certain accounts on the consolidated condensed statements of cash flows may not reflect the changes in corresponding accounts on the consolidated condensed balance sheets.

Operating Activities

Operating activities of continuing operations provided $188,543 of cash in the twelve months ended December 31, 2008 compared to a use of $17,444 in the twelve months ended December 31, 2007. Cash provided by operating activities increased $205,987 primarily due to:

•
cash provided by net earnings, adjusted for non-cash charges of $37,514, and an increase in cash flow from the change in working capital accounts of $97,435, primarily attributable to the decrease in accounts receivable, prepaid expenses and other assets.  The increase in these working capital accounts is directly related to the increased revenue and project activity in 2008;

•	partially offset by an increase in the cash consumed by continuing operations of $71,412.

Investing Activities

Investing activities of continuing operations used $11,725 of cash in the twelve months ended December 31, 2008 compared to a use of $150,601 in the twelve months ended December 31, 2007. Cash flows used in investing activities decreased $138,876 primarily due to:

•	the acquisitions of InServ and Midwest for the twelve months ended December 31, 2007 in the United States and Canada, which used $232,670 of cash compared with no acquisitions in 2008;

•	an increase in proceeds from the sale of purchases of property, plant, and equipment of $18,617, primarily due to our disposition of one of our fabrication facilities in Canada during 2008;

•	offset by a decrease in cash proceeds of $105,568 related to the sale of our Nigeria-based assets and operations in 2007.

Financing Activities

Financing activities of continuing operations used $60,044 of cash in the twelve months ended December 31, 2008 compared to $219,340 provided in the twelve months ended December 31, 2007. Significant transactions impacting cash flows from financing activities included:

•	$253,707 of cash provided by the public offering of common shares in 2007 compared with none during 2008, partially offset by:

•	$12,575 of cash used to pay government fines as compared to $0 in 2007; and

•	cash used in payments on capital leases of $31,402, inclusive of $18,374 of capital lease buy-outs completed in 2008, as compared to $9,540 during 2007.

Capital Requirements

During 2008, $188,543 of cash was provided by our continuing operations activities. Our capital budget for 2008 was approximately $63,000. Capital expenditures by segment amounted to $38,491 spent by Upstream Oil & Gas, $3,613 for Downstream Oil & Gas, and $10,944 by Corporate, for a total of $53,048, approximately $10,000 less than budget. Of this surplus, approximately $7,400 has been deferred to 2009 and the remaining $2,600 has been postponed indefinitely as we continue to adjust to the current economic environment.

We believe that our improved financial results combined with our financial flexibility and financial management will ensure sufficient cash to meet our capital requirements for continuing operations. As such, we are focused on the following significant capital requirements:

•	providing working capital for projects in process and those scheduled to begin;

•
funding of our 2009 capital budget of approximately $38,300; inclusive of $7,400 of carry-forward from 2008 and $15,100 of contingent expenditures that can be triggered based on selective events occurring;

•	pursuing additional acquisitions that will allow us to expand our service offering; and

•	making installment payments to the government related to fines and profit disgorgement.

We believe that we will be able to support our ongoing working capital needs through our cash on hand, our future operating cash flows and the availability of cash borrowing under the 2007 Credit Facility, although we may be required to access the capital markets in the event we complete any significant acquisitions.

Contractual Obligations

As of December 31, 2008, we had $91,407 of outstanding debt related to the convertible notes. In addition, in 2008 and 2007, we entered into various capital leases of construction equipment and property with a value of $66,317.

	Payments Due By Period
	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Convertible notes	$91,407	$-	$91,407	$-	-
Capital lease obligations	39,064	11,304	18,135	9,625	-
Operating lease obligations	14,294	8,090	5,915	289	-
Uncertain Tax Liabilities	6,232	-	-	-	-
Total	$150,997	$19,394	$115,457	$9,914	$-

At December 31, 2008, we had uncertain tax positions which ultimately could result in a tax payment. As the amount of the ultimate tax payment is contingent on the tax authorities’ assessment, it is not practical to present annual payment information.

As of December 31, 2008, there were no borrowings under the 2007 Credit Facility and there were $8,010 in outstanding letters of credit consisting of $7,887 issued for projects in continuing operations and $123 issued for projects related to discontinued operations.

We have unsecured credit facilities with banks in certain countries outside the United States. Borrowings under these lines, in the form of short-term notes and overdrafts, are made at competitive local interest rates. Generally, each line is available only for borrowings related to operations in a specific country. Credit available under these facilities is approximately $6,656 at December 31, 2008. There were no outstanding borrowings at December 31, 2008 or 2007.

Off-Balance Sheet Arrangements and Commercial Commitments

From time to time, we enter into commercial commitments, usually in the form of commercial and standby letters of credit, surety bonds and financial guarantees. Contracts with our customers may require us to provide letters of credit or surety bonds with regard to our performance of contracted services. In such cases, the commitments can be called upon in the event of our failure to perform contracted services. Likewise, contracts may allow us to issue letters of credit or surety bonds in lieu of contract retention provisions, in which the client withholds a percentage of the contract value until project completion or expiration of a warranty period.

The letters of credit represent the maximum amount of payments we could be required to make if these letters of credit are drawn upon. Additionally, we issue surety bonds customarily required by commercial terms on construction projects. U.S. surety bonds represent the bond penalty amount of future payments we could be required to make if we fail to perform our obligations under such contracts. The surety bonds do not have a stated expiration date; rather, each is released when the contract is accepted by the owner. Our maximum exposure as it relates to the value of the bonds outstanding is lowered on each bonded project as the cost to complete is reduced. As of December 31, 2008, no liability has been recognized for letters of credit or surety bonds, other than $13 recorded as the fair value of the letters of credit outstanding for the Nigeria operations.

A summary of our off-balance sheet commercial commitments for both continuing and Discontinued Operations as of December 31, 2008 is as follows:

	Expiration Per Period
	Total Commitment	Less than 1 year	1-2 Years	More Than 2 Years
Letters of credit:
U.S. – performance	$7,887	$7,887	$-	$-
Canada – performance	23	23	-	-
Other – performance and retention	110	110	-	-
Nigeria projects – performance (discontinued)	123	123	-	-
Total letters of credit	8,143	8,143	-	-
U.S. surety bonds – primarily performance	456,631	456,619	1	11
Total commercial commitments	$464,774	$464,762	$1	$11

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 141-R - In December 2007, the FASB released Statements of Financial Accounting Standards No. 141-R, “Business Combinations” (“SFAS No. 141R”). SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which are business combinations in the year ending December 31, 2009 for the Company. Early adoption is prohibited. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest and the goodwill acquired. Additionally, transaction costs that are currently capitalized under current accounting guidance will be required to be expensed as incurred under SFAS No. 141R. SFAS No. 141R also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R will impact the Company if it is a party to a business combination after the pronouncement is adopted.

SFAS No. 157 - In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. On January 1, 2008, we adopted the provisions of SFAS No. 157 related to financial assets and liabilities and to nonfinancial assets and liabilities measured at fair value on a recurring basis. The adoption of this accounting pronouncement did not result in a material impact to the consolidated financial statements. In February 2008, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13”, which removes certain leasing transactions from the scope of SFAS No. 157, and FSP Financial Accounting Standard 157-2, “Effective Date of FASB Statement No. 157”, which defers the effective date of SFAS No. 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. In October 2008, the FASB also issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active,” which clarifies the application of SFAS No. 157 in an inactive market and illustrates how an entity would determine fair value when the market for a financial asset is not active. Beginning January 1, 2009, we will adopt the provisions for nonfinancial assets and nonfinancial liabilities that are not required or permitted to be measured at fair value on a recurring basis, which include those measured at fair value in goodwill impairment testing, indefinite-lived intangible assets measured at fair value for impairment assessment, nonfinancial long-lived assets measured at fair value for impairment assessment, asset retirement obligations initially measured at fair value, and those initially measured at fair value in a business combination. The adoption of SFAS No. 157 has not had a material impact on our consolidated financial statements.

SFAS No. 159 - In February 2007, the FASB released Statements of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which is effective for fiscal years beginning after November 15, 2007. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for the Company’s fiscal year ending December 31, 2008. The Company did not elect to use the fair value option for any financial assets and financial liabilities that are not currently recorded at fair value.

SFAS No. 160 - In December 2007, the FASB released Statements of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51” (“SFAS No 160”). SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS No. 160 establishes reporting requirements that provide sufficient disclosure that clearly identify and distinguish between the interests of noncontrolling owners and the interest of the parent. The majority of the Company’s noncontrolling interest relates to its operations in Oman. Upon adoption, the presentation and disclosure requirements of SFAS No. 160 were applied retrospectively for all periods presented in which the noncontrolling interest was reclassified to equity and consolidated net income was adjusted to include net income attributed to the noncontrolling interest. See Note 1 – Summary of Significant Accounting Policies – Retrospective Application of FSP No. APB 14-1 and SFAS No. 160 included within the Financial Statements and Supplementary Data for more information regarding the retrospective application of this standard.

FSP No. APB 14-1 - In May 2008, the FASB issued FSP No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”). This FSP clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by APB Opinion No. 14. Additionally, this FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Upon adopting the provisions of the FSP, the Company retroactively applied its provisions and revised our consolidated financial statements for prior periods. See Note 1 – Summary of Significant Accounting Policies – Retrospective Application of FSP No. APB 14-1 and SFAS No. 160 and Note 9 – Long-term Debt included within the Financial Statements and Supplementary Data for more information on the retrospective application of FSP No. APB 14-1.

FSP No. FAS 142-3 - In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142 (“SFAS No. 142”). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142, the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141R and other U.S. generally accepted accounting principles. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect the adoption of the FSP to have a material impact on its consolidated financial statements.

EFFECTS OF INFLATION AND CHANGING PRICES

Our operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors, in the countries in which we operate. We attempt to recover anticipated increases in the cost of labor, equipment, fuel and materials through price escalation provisions in certain major contracts or by considering the estimated effect of such increases when bidding or pricing new work.